Exhibit 99.1

NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF $337 MILLION
FOR THE FIRST QUARTER OF 2026

New York, NY, May 4, 2026: Loews Corporation (NYSE: L) today released its first quarter 2026 financial results.

First Quarter 2026 highlights:
Loews Corporation reported net income of $337 million, or $1.63 per share, in the first quarter of 2026, compared to $370 million, or $1.74 per share, in the first quarter of 2025. The following are key highlights of our first quarter results:

•CNA Financial Corporation’s (NYSE: CNA) net income attributable to Loews Corporation decreased year-over-year primarily due to lower underlying underwriting results and unfavorable net prior year loss reserve development, partially offset by higher net investment income.
•Boardwalk Pipelines’ net income increased year-over-year primarily due to higher contracting rates and utilization-based revenues on gas transportation, as well as higher rates on storage, parking and lending.
•Loews Hotels’ net income increased year-over-year primarily due to higher equity income from joint ventures, driven mainly by the Universal Orlando Resort joint ventures.
•Corporate segment results decreased year-over-year primarily due to lower investment income from the parent company trading portfolio and higher interest expense.
•Book value per share increased to $90.90 as of March 31, 2026, from $90.71 as of December 31, 2025.
•Book value per share, excluding AOCI, increased to $97.20 as of March 31, 2026, from $95.89 as of December 31, 2025.
•On March 31, 2026, the parent company had $4.5 billion of cash and investments and $1.8 billion of debt.
•Loews Corporation repurchased 0.3 million shares of its common stock during the first quarter of 2026 for a total cost of $31 million.

Consolidated highlights:

	Three Months Ended March 31,
(In millions)	2026	2025
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$194	$252
Boardwalk Pipelines	159	152
Loews Hotels & Co	26	—
Corporate	(42)	(34)
Net income attributable to Loews Corporation	$337	$370
Net income per share attributable to Loews Corporation	$1.63	$1.74

	March 31, 2026	December 31, 2025

Book value per share	$90.90	$90.71
Book value per share excluding AOCI	$97.20	$95.89
Shares of common stock outstanding (in millions)	205.8	206.0

Three months ended March 31, 2026 compared to 2025

CNA:
•Net income attributable to Loews Corporation was $194 million compared to $252 million.
•Core income decreased to $225 million compared to $281 million, driven by lower underlying underwriting results and unfavorable net prior year loss reserve development, partially offset by higher net investment income.
•Net earned premiums grew by 3% and net written premiums grew by 1%.
•Property and Casualty’s combined ratio increased by 3.8 points to 102.2% compared to 98.4% largely due to a higher underlying loss ratio and unfavorable net prior year loss reserve development. Property and Casualty’s underlying combined ratio increased to 94.5% from 92.1%.
•Property and Casualty’s underlying loss ratio increased by 2.6 points, mainly driven by higher loss cost trends and lower than expected rate in certain lines in recent quarters.
•Property and Casualty’s unfavorable net prior year loss reserve development increased from $61 million to $100 million mainly driven by professional errors & omissions and excess casualty in recent accident years.
•Net investment income increased due to higher income from fixed income securities, as a result of a larger invested asset base and favorable reinvestment rates, partially offset by lower common stock returns.

Boardwalk:
•Net income increased to $159 million compared to $152 million.
•EBITDA increased to $360 million compared to $346 million.
•Net income and EBITDA improved due to higher contracting rates and utilization-based revenues on gas transportation as well as higher rates on storage, parking and lending, partially offset by lower product sales and higher operating expenses.

Loews Hotels:
•Net income increased to $26 million compared to less than $1 million.
•Adjusted EBITDA increased 53% to $124 million compared to $81 million.
•Net income and adjusted EBITDA improved primarily due to higher equity income from joint ventures driven by growth in the overall average daily rate and an increase in both the number of available and the number of occupied room nights at the Universal Orlando Resort, including the addition of the three new hotels that opened in 2025.

Corporate:
•Net loss of $42 million compared to a net loss of $34 million.
•Results decreased primarily due to lower investment income from the parent company trading portfolio and higher interest expense related to recent debt refinancing.

Share Purchases:
•On March 31, 2026, there were 205.8 million shares of Loews common stock outstanding.
•During the three months ended March 31, 2026, Loews Corporation repurchased 0.3 million shares of its common stock for a total cost of $31 million.
•Depending on market conditions, Loews may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market (including, with respect to Loews common stock, in open market transactions that may or may not satisfy all of the conditions of the Rule 10b-18 voluntary safe harbor), in privately negotiated transactions or otherwise.

Reconciliation of GAAP Measures to Non-GAAP Measures

This news release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, underlying loss ratio and underlying combined ratio. Boardwalk utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures on pages 6 and 7 of this release.

Earnings Remarks

For Loews Corporation

–Today, May 4, 2026, earnings remarks will be available on the Investors section of our website at www.loews.com.
–Remarks will include commentary from Loews’s president and chief executive officer and chief financial officer.

For CNA

–Today, May 4, 2026, earnings remarks will be available on the Investor Relations section of CNA’s website at www.cna.com.
–Remarks will include commentary from CNA’s president and chief executive officer and chief financial officer.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in this news release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company’s overall business and financial performance, can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this news release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403

Loews Corporation and Subsidiaries
Selected Financial Information

	Three Months Ended March 31,
(In millions)	2026	2025
Revenues:
CNA Financial (a)	$3,677	$3,627
Boardwalk Pipelines	631	622
Loews Hotels & Co	254	245
Corporate investment income (loss), net and other	(7)	—
Total	$4,555	$4,494
Income (Loss) Before Income Tax:
CNA Financial (a)	$267	$349
Boardwalk Pipelines	211	202
Loews Hotels & Co	37	4
Corporate:
Investment income (loss), net	(4)	—
Other (b)	(48)	(41)
Total	$463	$514
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$194	$252
Boardwalk Pipelines	159	152
Loews Hotels & Co	26	—
Corporate:
Investment income (loss), net	(3)	—
Other (b)	(39)	(34)
Net income attributable to Loews Corporation	$337	$370

(a)The three months ended March 31, 2026 and 2025 include net investment losses of $18 million and $9 million ($13 million and $6 million after tax and noncontrolling interests).
(b)Consists of parent company interest expense, corporate expenses and the equity income (loss) of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	Three Months Ended March 31,
(In millions, except per share data)	2026	2025
Revenues:
Insurance premiums	$2,699	$2,626
Net investment income	613	608
Investment losses	(18)	(9)
Operating revenues and other	1,261	1,269
Total	4,555	4,494

Expenses:
Insurance claims and policyholders’ benefits	2,175	2,027
Operating expenses and other	1,917	1,953
Total	4,092	3,980

Income before income tax	463	514
Income tax expense	(109)	(122)
Net income	354	392
Amounts attributable to noncontrolling interests	(17)	(22)
Net income attributable to Loews Corporation	$337	$370

Net income per share attributable to Loews Corporation	$1.63	$1.74

Weighted average number of shares	206.27	212.60

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains or losses and gains or losses resulting from pension settlement transactions. In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains or losses because they are generally driven by economic factors that are not necessarily reflective of CNA’s primary insurance operations. The calculation of core income excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding CNA’s defined benefit pension plans which are unrelated to its primary insurance operations.

The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	Three Months Ended March 31,
(In millions)	2026	2025
CNA net income attributable to Loews Corporation	$194	$252
Investment losses	14	7
Noncontrolling interests	17	22
Core income	$225	$281

In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe-related reinstatement premiums, catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended March 31,
	2026	2025
Loss ratio	71.8%	67.8%
Expense ratio	29.9	30.2
Dividend ratio	0.5	0.4
Combined ratio	102.2%	98.4%
Less: Effect of catastrophe impacts	3.6	3.8
Less: Effect of development-related items	4.1	2.5
Underlying combined ratio	94.5%	92.1%
Underlying loss ratio	64.1%	61.5%

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended March 31,
(In millions)	2026	2025
Boardwalk net income attributable to Loews Corporation	$159	$152
Interest, net	38	38
Income tax expense	52	50
Depreciation and amortization	111	106
EBITDA	$360	$346

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2026	2025
Loews Hotels & Co net income attributable to Loews Corporation	$26	$—
Interest, net	12	13
Income tax expense	11	4
Depreciation and amortization	26	24
EBITDA	75	41
Noncontrolling interest share of EBITDA adjustments		(1)
Asset impairments	9
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(44)	(6)
Pro rata Adjusted EBITDA of equity method investments	83	46
Consolidation adjustments	1	1
Adjusted EBITDA	$124	$81

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended March 31,
(In millions)	2026	2025
Loews Hotels & Co’s equity method income	$44	$6
Pro rata share of equity method investments:
Interest, net	17	10
Income tax expense
Depreciation and amortization	17	13
Asset impairments		9
Distributions in excess of basis	7	9
Other adjustments	(2)	(1)
Pro rata Adjusted EBITDA of equity method investments	$83	$46